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                                                                Exhibit 10pp.v
                                                                --------------

                        SUPPLEMENTAL BENEFIT AGREEMENT

     This  Agreement, entered  into  effective as  of  July 1,  1994,  between
DAVID W. DORMAN  (the   "Officer")  and   PACIFIC  TELESIS  GROUP,   a  Nevada
corporation ("PTG"),

                             W I T N E S S E T H:

     WHEREAS the Officer and PTG entered into an Employment Agreement effective as of July 1, 1994 (the "Employment Agreement"), and agreed on certain supplemental pension benefits as described in a letter dated June 16, 1994, from J. R. Moberg to Officer (the "June 16 letter"), and

     WHEREAS the Officer and PTG wish to supplement the June 16 letter with a formal agreement in order to reconcile any possible conflicts between the June 16 letter and the Employment Agreement and to clarify any ambiguities in the supplemental pension benefits to be provided to the Officer:

     Now, Therefore, the parties agree as follows:

Section 1.  PRIOR AGREEMENTS.

     The agreements made in the June 16 letter regarding supplemental pension benefits are hereby terminated and replaced by this Agreement. This Agreement shall not supersede or limit, and shall not be superseded or limited by, the Employment Agreement.

Section 2.  AMOUNT OF SUPPLEMENTAL PENSION BENEFIT.

     (a) If the Officer ceases to be employed by PTG or any affiliate of PTG on or after the Officer completes five (5) "Years of Service" as such term is defined in the Pacific Telesis Group Pension Plan for Salaried Employees (the "Pension Plan"), then the Officer shall be entitled to a pension paid by PTG equal to a percentage of his Basic Compensation as set forth in the table below, up to a maximum of fifty percent (50%) (assuming such pension is payable as an individual-life annuity).

















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                          Completed                   Percentage of
                      Years of Service             Basic Compensation
                      -----------------           --------------------
                              1                             0
                              2                             0
                              3                             0
                              4                             0
                              5                           12.25
                              6                           14.70
                              7                           17.15
                              8                           19.60
                              9                           22.05
                             10                           24.50
                             11                           26.95
                             12                           29.40
                             13                           31.85
                             14                           34.30
                             15                           36.75
                             16                           39.20
                             17                           41.65
                             18                           44.10
                             19                           46.55
                             20                           49.00
                             21                           50.00
                                   (Maximum of 50.00%)

     (b) For all purposes under this Agreement, the term "Basic Compensation: shall mean the average annual salary actually received during the Compensation Period plus the average standard short-term award for the Officer's position rate for the Compensation Period, before the application of any deferral elections under plans or programs sponsored by PTG (or its affiliates). The term "Compensation Period" shall mean the last 60 months of employment by PTG or any affiliate of PTG.

     (c) The amount of any pension benefit payable under this Agreement shall be reduced (not below zero) by the amount of any pension benefits payable under the Pacific Telesis Group Executive Non-Qualified Pension Plan, the Pacific Telesis Group Supplemental Executive Retirement Plan, the Pacific Telesis Group Mid-Career Pension Plan, the pension portion of the Pacific Telesis Group Senior Management Long Term Disability and Survivor Protection Plan and the Pension Plan.















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Section 3.  FORM OF SUPPLEMENTAL PENSION BENEFITS.

     (a) By filing an election with the Compensation and Personnel Committee of the Board of Directors of PTG (the "Committee"), the Officer may elect to receive the pension described in Section 2 in any of the forms available for benefits under the Pension Plan; provided, however, that any single sum cashout payment of a benefit hereunder is expressly subject to the Committee's discretion to pay in a form other than a single sum. Unless the Officer elects otherwise in accordance with the preceding sentence, the pension described in Section 2 shall be in the form of a joint-and-survivor annuity. Such annuity shall be payable first to the Officer and then to his spouse, if she survives him. The amount of the pension payable as a joint-and-survivor annuity for the Officer's life shall be equal to 90% of the pension computed in Section 2, and 50% of the reduced amount shall be payable to his spouse (if she survives him) for her lifetime.

     (b) Pension payments under Section 2 shall be payable in a manner consistent with the rules concerning the payment of benefits under the Pension Plan. For this purpose, the Officer's pension effective date shall be deemed to be the day following the date when termination of employment with PTG or any affiliate of PTG occurs. Survivor benefits shall be determined in a manner consistent with the rules concerning the payment of such benefits under the Pacific Telesis Group Executive Non-Qualified Pension Plan.

Section 4.  PLAN AMENDMENTS.

     This Agreement shall not limit any right of PTG or its affiliates to modify at any time their benefit plans, the benefit plans they participate in or the benefits they provide to employees or former employees, provided that no modification shall reduce the benefits described in this Agreement.

Section 5.  CONSTRUCTION AND ENFORCEMENT.

     (a)  The  invalidity  or  unenforceability   of  any  provision  of  this
Agreement shall not affect the validity or enforceability of any other provision hereof.

     (b) The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California.

     (c) Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration pursuant to section 12(g) of the Employment Agreement.

Section 6.  MISCELLANEOUS PROVISIONS.

     (a) There shall be no right of setoff or counterclaim with respect to any claim, debt or obligation against payments to the Officer under this Agreement.

     (b) The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor's process, and any action in violation of this Subsection (b) shall be void.

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     (c)  All payments made  pursuant to  this Agreement shall  be subject  to withholding of applicable taxes.

Section 7.  EFFECTIVE DATE.

     This Agreement shall be effective upon its execution.


















































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     IN WITNESS  WHEREOF, each of the parties has  executed this Agreement, in the case of Pacific by its duly authorized officer, as of the day and year first above written.

                    PACIFIC TELESIS GROUP


                    By:  /s/ J. R. Moberg
                    --------------------------
                    Executive Vice-President -
                    Human Resources




                     /s/ David W. Dorman
                    -------------------------
                    David W. Dorman






































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